Exhibit 99.1

Pinnacle Foods Inc. Reports 3rd Quarter Fiscal 2015 Results

Company Reaffirms Guidance for Full-Year EPS Growth in the Range of 9-10%

Parsippany, NJ, October 29, 2015 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the third quarter ended September 27, 2015 and reaffirmed its guidance for full-year adjusted diluted earnings per share of $1.89 to $1.91, representing growth of 9-10% versus year-ago.

Consolidated net sales in the third quarter of 2015 increased 2.0% versus year-ago, reflecting strong growth in North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, partially offset by the expected decline in the Company’s Specialty Foods segment. North America Retail net sales increase of 4.8% was driven by the benefit of the Gardein acquisition and growth of the base business.
GAAP diluted earnings per share totaled $0.41 in the third quarter of 2015, compared to $1.16 in the year-ago period, reflecting the benefit in 2014 of $0.79 per diluted share associated with the termination of the Company’s merger agreement with The Hillshire Brands Company. Excluding the termination fee and other items affecting comparability, which collectively totaled ($0.05) in the third quarter of 2015 and $0.75 in the third quarter of 2014, diluted earnings per share advanced 12.2% to $0.46, compared to $0.41 in the year-ago period. The items affecting comparability are detailed and described in the accompanying reconciliation tables.
Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We are pleased with our performance in the quarter. Strong top- and bottom-line results in North America Retail were driven by strength of the base business, including the benefit of our recently-launched innovation, and the Gardein acquisition. We again outpaced the performance of our composite categories, and we expanded our gross margin meaningfully. We remain confident in our outlook for the full year.”

Third Quarter Consolidated Results

Net sales in the third quarter of 2015 increased 2.0% to $636.3 million, compared to net sales of $624.0 million in the year-ago period. This growth reflected a 2.6% benefit from Gardein and higher net price realization of 0.9%, partially offset by lower volume/mix of 1.0% and unfavorable foreign currency translation of 0.5%.
North America Retail net sales advanced 4.8% to $554.1 million in the third quarter of 2015, compared to $528.6 million in the year-ago period, reflecting a 3.0% benefit from Gardein, higher volume/mix of 1.4% and higher net price realization of 1.0%, partially offset by unfavorable foreign currency translation of 0.6%.
Gross profit in the third quarter of 2015 increased 7.9% versus year-ago to $176.9 million, or 27.8% of net sales, compared to gross profit of $163.9 million, or 26.3% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 7.8% to $184.4 million and, as a percentage of net sales, gross profit margin expanded by approximately 160 basis points to 29.0%. This performance reflected the benefit of productivity, which exceeded input cost inflation, as well as favorable product mix and higher net price realization.

Earnings before interest and taxes (EBIT) in the third quarter of 2015 declined to $97.8 million, compared to $246.6 million in the third quarter of 2014, due to the prior year benefit of $163 million from the aforementioned termination fee. Excluding the fee and other items affecting comparability, EBIT in the third quarter advanced 5.9% to $108.0 million, compared to $101.9 million in 2014, reflecting the growth in gross profit, partially offset by higher marketing and selling, as well as administrative expenses.

Adjusted EBITDA grew 7.5% to $131.1 million in the third quarter of 2015, compared to $122.0 million in the third quarter of 2014. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the quarter declined 10.2% to $22.3 million, compared to $24.8 million in the year-ago period, reflecting the interest rate step-down on the Company’s term loans related to its deleveraging in 2014. Excluding items affecting comparability, the effective tax rate for the quarter was 36.3%, compared to 38.2% in the year-ago period, primarily due to qualifying in 2015 for the Domestic Production Activities Deduction and foreign tax credit associated with the Company’s Canadian operations.

Net earnings in the third quarter declined to $48.1 million, compared with net earnings of $136.0 million in the year-ago period, reflecting the prior year benefit of the termination fee. Excluding items affecting comparability, net earnings for the third quarter increased 14.6% to $54.6 million, compared to net earnings of $47.6 million in the year-ago period, while diluted earnings per share increased 12.2% to $0.46 per diluted share.
Net cash provided by operating activities totaled $86 million in the third quarter of 2015, compared to $226 million in the prior year quarter that included a net cash benefit of $151 million from the termination fee. Excluding this benefit, net cash provided by operating activities in the third quarter of 2014 totaled $75 million.

Third Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment advanced 15.3% to $296.7 million in the third quarter of 2015, compared to $257.4 million in the year-ago period, reflecting growth of 9.1% from the base business and a benefit of 6.2% from the Gardein acquisition. The strong base business performance reflected higher volume/mix of 7.6% and higher net price realization of 1.5%.

Net sales growth for the quarter was driven by double-digit growth of the Birds Eye franchise, partially offset by lower sales of the segment’s Foundation Brand portfolio. The Birds Eye Flavor Full and Birds Eye Protein Blends platforms, launched earlier in the year, fueled the growth of Birds Eye vegetables, while distribution gains and the expansion of Family Size offerings drove the growth of Birds Eye Voila!.

During the quarter, the Company introduced a line of Disney-themed pasta and vegetable side dishes under the Birds Eye Steamfresh brand, as well as a new Birds Eye Voila! platform, which offers consumers four non-chicken varieties, such as beef, pork and shrimp, at a premium price point.

EBIT for the Birds Eye Frozen segment increased 17.2% to $52.0 million in the third quarter of 2015, compared to $44.3 million in the third quarter of 2014. Excluding items affecting comparability, EBIT advanced 19.3% to $57.3 million, reflecting the strong net sales growth and productivity savings, partially offset by input cost inflation.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment declined 5.1% to $257.4 million in the third quarter of 2015, compared to $271.2 million in the year-ago period. This performance reflected lower volume/mix of 4.4% and unfavorable foreign currency translation of 1.2%, partially offset by higher net price realization of 0.5%.

Higher sales of Vlasic pickles and Log Cabin syrups were more than offset by lower sales of Duncan Hines baking products and Wish-Bone salad dressings. Also impacting the quarter were lower sales in the Company’s Canadian business, primarily driven by the unfavorable impact of foreign currency translation.

Duncan Hines grew market share during the quarter in a category that remains difficult. Fueling the market share growth was the introduction of Duncan Hines Perfect Size baking kits designed specifically for smaller households.

EBIT for the Duncan Hines Grocery segment advanced 1.4% to $44.2 million in the third quarter of 2015, compared to $43.6 million in the year-ago period. Excluding items affecting comparability, EBIT declined 1.5% to $48.8 million, due to the lower net sales and input cost inflation, partially offset by productivity savings.

Specialty Foods
Net sales for the Specialty Foods segment declined 13.9% to $82.2 million in the third quarter of 2015, compared to $95.4 million in the third quarter of 2014, driven by lower volume/mix of 14.2%, partially offset by higher net price realization of 0.3%. This performance primarily reflected the expected decline in private label canned meat sales.

EBIT for the Specialty Foods segment decreased 21.6% to $7.8 million in the third quarter of 2015, compared to $9.9 million in the third quarter of 2014. Excluding items affecting comparability, EBIT declined 24.5% to $8.1 million, reflecting the decline in net sales.

Outlook for the Balance of the Year
The Company continues to expect adjusted diluted EPS for 2015 in the range of $1.89 to $1.91. The outlook includes the following full year assumptions:

•	Productivity is now estimated at the high end of the Company’s 3.0% to 4.0% guidance range.

•	Input cost inflation continues to be estimated in the range of 3.0% to 3.5%.

•	Interest expense remains estimated at approximately $90 million.

•	The effective tax rate continues to be estimated in the range of 36.5% to 37.0%.

•	The weighted average diluted share count remains estimated in the range of 117.3 to 117.5 million shares.

Conference Call Information
The Company will host an investor conference call on Thursday, October 29, 2015 at 9:30 AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866)-802-4355 in the U.S. and Canada or (703) 639-1323 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q3 Earnings Call. A replay of the call will be available, beginning October 29, 2015 at 1:00 PM (ET) until November 12, 2015, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1642543. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,500 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 14 major categories in which they compete. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 24, 2015 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)

	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$636,287	$624,011	$1,933,314	$1,885,850
Cost of products sold	459,432	460,109	1,415,633	1,393,070
Gross profit	176,855	163,902	517,681	492,780

Marketing and selling expenses	44,155	41,722	136,862	133,820
Administrative expenses	26,467	24,979	81,918	75,574
Research and development expenses	3,247	3,120	9,888	8,478
Termination fee received, net of costs, associated with the Hillshire merger agreement	—	(155,073)	—	(152,988)
Other expense (income), net	5,193	2,524	12,936	9,265
	79,062	(82,728)	241,604	74,149
Earnings before interest and taxes	97,793	246,630	276,077	418,631
Interest expense	22,315	24,879	66,130	73,770
Interest income	7	35	172	93
Earnings before income taxes	75,485	221,786	210,119	344,954
Provision for income taxes	27,387	85,829	76,806	132,665
Net earnings	$48,098	$135,957	$133,313	$212,289

Net earnings per share
Basic	$0.41	$1.17	$1.15	$1.84
Weighted average shares outstanding - basic	116,085	115,728	116,007	115,684
Diluted	$0.41	$1.16	$1.14	$1.82
Weighted average shares outstanding - diluted	117,470	117,004	117,262	116,899
Dividends declared	$0.255	$0.235	$0.725	$0.655

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	September 27, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$73,022	$38,477
Accounts receivable, net of allowances of $6,979 and $6,801, respectively	208,731	190,754
Inventories	444,977	356,467
Other current assets	6,922	8,223
Deferred tax assets	67,376	121,788
Total current assets	801,028	715,709
Plant assets, net of accumulated depreciation of $393,763 and $349,639, respectively	613,380	605,906
Tradenames	2,001,225	2,001,874
Other assets, net	141,362	157,896
Goodwill	1,715,080	1,719,560
Total assets	$5,272,075	$5,200,945

Current liabilities:
Short-term borrowings	$1,146	$2,396
Current portion of long-term obligations	11,317	11,916
Accounts payable	215,980	198,579
Accrued trade marketing expense	38,137	36,210
Accrued liabilities	116,978	106,488
Dividends payable	30,582	27,847
Total current liabilities	414,140	383,436
Long-term debt (includes $35,028 and $47,315 owed to related parties, respectively)	2,279,082	2,285,984
Pension and other postretirement benefits	56,752	61,830
Other long-term liabilities	53,490	34,305
Deferred tax liabilities	710,825	721,401
Total liabilities	3,514,289	3,486,956
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 117,607,014 and 117,293,745, respectively	1,176	1,173
Additional paid-in-capital	1,374,597	1,363,129
Retained earnings	468,025	419,531
Accumulated other comprehensive loss	(53,902)	(37,734)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total shareholders' equity	1,757,786	1,713,989
Total liabilities and shareholders' equity	$5,272,075	$5,200,945

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Nine months ended
	September 27, 2015	September 28, 2014
Cash flows from operating activities
Net earnings	$133,313	$212,289
Non-cash charges (credits) to net earnings
Depreciation and amortization	67,420	59,976
Amortization of discount on term loan	1,786	1,865
Amortization of debt acquisition costs	2,910	3,043
Change in value of financial instruments	(174)	3,564
Equity-based compensation charge	11,489	8,386
Pension expense, net of contributions	(4,300)	(8,758)
Other long-term liabilities	(1,271)	1,809
Unrealized foreign exchange losses	3,679	—
Deferred income taxes	55,500	127,389
Changes in working capital
Accounts receivable	(19,391)	(28,422)
Inventories	(90,277)	(23,132)
Accrued trade marketing expense	2,332	(526)
Accounts payable	32,714	54,924
Accrued liabilities	14,200	(802)
Other current assets	890	673
Net cash provided by operating activities	210,820	412,616
Cash flows from investing activities
Business acquisition activity	1,102	(11,769)
Capital expenditures	(84,733)	(82,684)
Proceeds from sale of plant assets	730	2,328
Net cash used in investing activities	(82,901)	(92,125)
Cash flows from financing activities
Repayments of long-term obligations	(6,642)	(217,552)
Proceeds from short-term borrowings	2,135	2,220
Repayments of short-term borrowings	(3,386)	(3,442)
Repayment of capital lease obligations	(2,645)	(2,707)
Dividends paid	(82,086)	(72,985)
Net proceeds from issuance of common stock	1,038	238
Excess tax benefits on equity-based compensation	1,345	786
Taxes paid related to net share settlement of equity awards	(2,401)	(3,061)
Debt acquisition costs	—	(258)
Net cash used in financing activities	(92,642)	(296,761)
Effect of exchange rate changes on cash	(732)	(17)
Net change in cash and cash equivalents	34,545	23,713
Cash and cash equivalents - beginning of period	38,477	116,739
Cash and cash equivalents - end of period	$73,022	$140,452

Supplemental disclosures of cash flow information:
Interest paid	$54,825	$63,435
Interest received	159	93
Income taxes paid	18,425	5,451
Non-cash investing and financing activities:
New capital leases	—	1,286
Dividends payable	30,582	29,037

Accrued additions to Plant assets at September 27, 2015 were $9,693. As of September 28, 2014, they were not significant.

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related Adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended September 27, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	September 27,	Other Restructuring	Non-Cash	September 27,
	2015	Charges (2)	Items (3)	2015
Net sales	$636,287	$—	$—	$636,287
Gross profit	$176,855	$3,142	$4,392	$184,389
% of net sales	27.8%			29.0%

Marketing and selling expenses	$44,155	$(234)	$—	$43,921
Administrative expenses	26,467	(285)	—	26,182
Research and development expenses	3,247	(48)	—	3,199
Other expense (income), net	5,193	—	(2,102)	3,091
	$79,062	$(567)	$(2,102)	$76,393

Earnings before interest and taxes	$97,793	$3,709	$6,494	$107,996

Interest expense, net	$22,308	$—	$—	$22,308
Provision for income taxes	$27,387	$1,346	$2,358	$31,091
% effective tax rate	36.3%			36.3%

Net earnings	$48,098	$2,363	$4,136	$54,597

Diluted net earnings per share	$0.41			$0.46
Diluted weighted average outstanding shares	117,470			117,470

Adjusted EBITDA (Non-GAAP - See separate discussion and tables)
EBIT	$97,793	$3,709	$6,494	$107,996
Depreciation	20,866	(1,131)		19,735
Amortization	3,397			3,397
EBITDA	$122,056	$2,578	$6,494	$131,128

(1) Excludes Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($1.6MM), and other ($1.0MM).
(3) Represents unrealized mark-to-market losses ($4.4MM) resulting from hedging activities and unrealized foreign exchange losses resulting from intra-entity loans ($2.1MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended September 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted
	September 28,	Other Restructuring	Non-Cash	Other	September 28,
	2014	Charges (2)	Items (3)	Adjustments	2014
Net sales	$624,011	$—	$—	$—	$624,011
Gross profit	$163,902	$2,749	$4,333	$—	$170,984
% of net sales	26.3%				27.4%

Operating expenses
Marketing and selling expenses	$41,722	$(788)	$(187)	$—	$40,747
Administrative expenses	24,979	(1,766)	(392)	—	22,821
Research and development expenses	3,120	(77)	(88)	—	2,955
Termination fee received, net of costs, associated with the HIllshire merger	(155,073)	155,073	—	—	—
Other expense (income), net	2,524	—	—	—	2,524
Total operating expenses	$(82,728)	$152,442	$(667)	$—	$69,047

Earnings before interest and taxes	$246,630	$(149,693)	$5,000	$—	$101,937

Interest expense, net	$24,844	$—	$—	$—	$24,844
Provision for income taxes	$85,829	$(58,323)	$1,938	$—	$29,444
% effective tax rate	38.7%				38.2%

Net earnings	$135,957	$(91,370)	$3,062	$—	$47,649

Diluted net earnings per share	$1.16				$0.41
Diluted weighted average outstanding shares	117,004				117,004

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$246,630	$(149,693)	$5,000	$—	$101,937
Depreciation	16,831	—	—	—	16,831
Amortization	3,187	—	—	—	3,187
EBITDA	$266,648	$(149,693)	$5,000	$—	$121,955

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents gain on receipt of Hillshire merger agreement termination fee, net of external advisory expense and employee incentives ($153.0MM), plant integration and restructuring charges ($2.0MM), and other ($1.3MM).
(3) Represents unrealized mark-to-market losses ($3.3MM) resulting from hedging activities and employee stock compensation expense ($1.7MM) related to the termination of the Hillshire merger agreement.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the nine months ended September 27, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Nine Months Ended	Merger and	Other	Adjusted
	September 27,	Other Restructuring	Non-Cash	September 27,
	2015	Charges (2)	Items (3)	2015
Net sales	$1,933,314	$—	$—	$1,933,314
Gross profit	$517,681	$7,436	$736	$525,853
% of net sales	26.8%			27.2%

Operating expenses
Marketing and selling expenses	$136,862	$(264)	$(168)	$136,430
Administrative expenses	81,918	(1,450)	(376)	80,092
Research and development expenses	9,888	(99)	(69)	9,720
Other expense (income), net	12,936	(117)	(3,680)	9,139
Total operating expenses	$241,604	$(1,930)	$(4,293)	$235,381

Earnings before interest and taxes	$276,077	$9,366	$5,029	$290,472

Interest expense, net	$65,958	$—	$—	$65,958
Provision for income taxes	$76,806	$3,447	$1,851	$82,104
% effective tax rate	36.6%			36.6%

Net earnings	$133,313	$5,919	$3,178	$142,410

Diluted net earnings per share	$1.14			$1.21
Diluted weighted average outstanding shares	117,262			117,262

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$276,077	$9,366	$5,029	$290,472
Depreciation	57,262	(1,131)	—	56,131
Amortization	10,158	—	—	10,158
EBITDA	$343,497	$8,235	$5,029	$356,761

(1)Excludes Wish-Bone and Gardein Protein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($5.2MM), expenses related to the Gardein acquisition ($1.8MM), and other ($1.2MM).
(3) Represents unrealized foreign exchange losses resulting from intra-entity loans ($3.7MM), employee stock compensation expense related to the termination of the Hillshire merger agreement ($1.5MM), and unrealized mark-to-market gains (-$0.2MM) resulting from hedging activities.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the nine months ended September 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Nine Months Ended	Merger and	Other		Adjusted
	September 28,	Other Restructuring	Non-Cash	Other	September 28,
	2014	Charges (2)	Items (3)	Adjustments (4)	2014
Net sales	$1,885,850	$—	$—	$—	$1,885,850
Gross profit	$492,780	$6,412	$4,597	$—	$503,789
% of net sales	26.1%				26.7%

Operating expenses
Marketing and selling expenses	$133,820	$(788)	$(187)	$—	$132,845
Administrative expenses	75,574	(2,604)	(392)	(169)	72,409
Research and development expenses	8,478	(77)	(88)	—	8,313
Termination fee received, net of costs, associated with the HIllshire merger	(152,988)	152,988	—	—	—
Other expense (income), net	9,265	—	—	—	9,265
Total operating expenses	$74,149	$149,519	$(667)	$(169)	$222,832

Earnings before interest and taxes	$418,631	$(143,107)	$5,264	$169	$280,957

Interest expense, net	$73,677	$—	$18	$—	$73,695
Provision for income taxes	$132,665	$(55,761)	$2,035	$66	$79,005
% effective tax rate	38.5%				38.1%

Net earnings	$212,289	$(87,346)	$3,211	$103	$128,257

Diluted net earnings per share	$1.82				$1.10
Diluted weighted average outstanding shares	116,899				116,899

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$418,631	$(143,106)	$5,264	$169	$280,958
Depreciation	49,428	—	—	—	49,428
Amortization	10,548	—	—	—	10,548
EBITDA	$478,607	$(143,106)	$5,264	$169	$340,934

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents receipt of Hillshire merger termination fee, net of external advisory expense and employee incentives ($151.0MM), plant integration and restructuring charges ($5.7MM), and other ($2.2MM).
(3) Represents unrealized mark-to-market losses ($3.6MM) resulting from hedging activities and employee stock compensation expense ($1.7MM) related to the termination of the Hillshire merger agreement.
(4) Represents miscellaneous other expenses ($0.2MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three and nine months ended September 27, 2015 and September 28, 2014 (thousands)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014
Net sales - Reported
Birds Eye Frozen	$296,709	$257,405	$883,458	$797,871
Duncan Hines Grocery	257,387	271,171	796,579	826,038
North America Retail	554,096	528,576	1,680,037	1,623,909
Specialty Foods	82,191	95,435	253,277	261,941
Total	$636,287	$624,011	$1,933,314	$1,885,850

Earnings before interest & taxes - Reported
Birds Eye Frozen	$51,953	$44,312	$133,208	$128,108
Duncan Hines Grocery	44,223	43,615	138,471	132,637
Specialty Foods	7,788	9,938	23,087	23,358
Unallocated corporate expenses	(6,171)	148,765	(18,689)	134,528
Total	$97,793	$246,630	$276,077	$418,631

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$5,350	$3,703	$7,305	$4,044
Duncan Hines Grocery	4,529	5,866	6,919	10,237
Specialty Foods	324	808	171	861
Unallocated corporate expenses	—	(155,073)	—	(152,818)
Total	$10,203	$(144,696)	$14,395	$(137,676)

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$57,303	$48,015	$140,513	$132,152
Duncan Hines Grocery	48,752	49,481	145,390	142,874
Specialty Foods	8,112	10,746	23,258	24,219
Unallocated corporate expenses	(6,171)	(6,308)	(18,689)	(18,290)
Total	$107,996	$101,934	$290,472	$280,955

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three and nine months ended September 27, 2015 and September 28, 2014
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Birds Eye Frozen
Restructuring charges	$3.0	$—	$5.5	$—
Gardein acquisition related charges	—	—	0.1	—
Employee severance	0.1	0.2	0.1	0.4
Unrealized mark-to-market (gain)/loss	2.2	1.5	0.4	1.6
Hillshire merger termination-related employee compensation expense	—	1.7	0.8	1.7
Other	—	0.3	0.4	0.3
Total Birds Eye Frozen	$5.3	$3.7	$7.3	$4.0

Duncan Hines Grocery
Restructuring charges	$2.6	$2.0	$6.2	$5.7
Wish-Bone acquisition related charges	—	—	—	0.4
Employee severance	0.1	0.3	0.1	0.5
Unrealized mark-to-market (gain)/loss	1.9	1.5	(0.5)	1.5
Hillshire merger termination-related employee compensation expense	—	1.7	0.8	1.7
Other	—	0.4	0.4	0.4
Total Duncan Hines Grocery	$4.6	$5.9	$7.0	$10.2

Specialty Foods
Unrealized mark-to-market (gain)/loss	$0.3	$0.3	$—	$0.3
Hillshire merger termination-related employee compensation expense	—	0.3	0.1	0.3
Other	—	0.2	—	0.3
Total Specialty Foods	$0.3	$0.8	$0.1	$0.9

Unallocated Corporate Expenses
Hillshire Merger Termination Fee Received, net	$—	$(155.1)	$—	$(153.0)
Other	—	—	—	0.2
Total Unallocated Corporate Expenses	$—	$(155.1)	$—	$(152.8)